UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

March 12, 2008

IDENTIPHI, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

13809 Research Blvd, Suite 275

Austin, Texas 78750

(Address of principal executive offices)

(512) 492-6220

(Registrant’s telephone number, including area code)

_____________________________________________________________________________________

(Registrant’s former name and former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “IdentiPHI” refer to IdentiPHI, Inc., a Delaware corporation.

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 12, 2008, we issued a promissory note to Zaychan Pty Limited, an Australian corporation, for an aggregate principal amount of up to AUD$1.75 million which we may draw down in one or more installments. The loaned amounts will accrue interest at 8.0% per annum. We will be required to repay any principal we borrow under the promissory note, plus all accrued and unpaid interest, on the earlier of June 29, 2008, or upon the closing of an equity financing of at least US$5.0 million. Our obligations under the promissory note are secured by all of our assets. Chris Linegar, a beneficial owner of more than 10% of our common stock, is a principal of Zaychan Pty Limited.

In connection with any draw down under the promissory note, we agreed to issue Zaychan Pty Limited warrants to purchase such number of shares of our common stock equal to 12.5% of the borrowed principal divided by US$0.80 with respect to the first AUD$1.0 million drawn down, and equal to 20% of the borrowed principal divided by US$0.80 with respect to the remaining AUD$750,000 drawn down. As of the date hereof, we have borrowed AUD$1.0 million under this secured promissory note.

Item 3.02.	Unregistered Sales of Equity Securities.

On March 12, 2008, we issued warrants to purchase 144,497 shares of our common stock to Zaychan Pty Limited in connection with our draw down of AUD$1.0 million under the secured promissory note described in Item 2.03 above. The warrants have a per share exercise price of US$0.80 and expire three years from the date of issuance. We offered and sold the warrants in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDENTIPHI, INC.

Dated: March 18, 2008	By:	/s/ Jeffrey T. Dick
Jeffrey T. Dick
Chief Financial Officer

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